Exhibit 10.41

RED HAT, INC.

NON-EXECUTIVE CHAIRMAN AGREEMENT

THIS NON-EXECUTIVE CHAIRMAN AGREEMENT (this “Agreement”) is made as of the 28 th day of February, 2008, by and between Red Hat, Inc., a Delaware corporation (the “Company”), and Matthew J. Szulik (the “Chairman”).

WHEREAS, the Chairman has been employed by the Company as the Company’s Chief Executive Officer pursuant to that certain Employment Agreement dated as of July 24, 2002 (the “Employment Agreement”) through December 31, 2007;

WHEREAS, the Chairman is also currently serving as the Chairman of the Board of Directors of the Company (the “Board”);

WHEREAS, the Chairman and the Company are parties to that certain Executive Transition Agreement dated as of even date herewith (the “Transition Agreement”);

WHEREAS, the Chairman has previously resigned from employment with the Company, effective as of January 1, 2008 (the “Commencement Date”);

WHEREAS, from and after the Commencement Date, the Chairman is no longer an employee or officer of the Company, but shall continue to serve as Chairman of the Board on the terms and conditions set forth herein; and

WHEREAS, the Chairman currently holds the equity incentive awards listed on Exhibit A to the Transition Agreement (the “Equity Awards”);

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Chairman and the Company agree as follows:

1. Term. From and after the Commencement Date, the Chairman shall serve as Chairman of the Board and as a Director (“Director”) on the Board in a non-executive capacity and shall not be either an employee or officer of the Company, or serve in any other position with the Company or any of its affiliates. Chairman may serve on one or more committees of the Board consistent with Section 2 below. The term of the Chairman’s service as non-executive Chairman of the Board under this Agreement shall commence on the Commencement Date and end on February 28, 2009 (the “Term”); provided, however, that prior to the time that the Term would otherwise expire, the Term may be extended for a period of one additional fiscal year by mutual agreement of the Chairman and the Board and there shall be no limit on the number of times that the Chairman and the Board may agree to such an extension (such additional one-year period(s), the “Extended Term”) and references in this Agreement to the Term shall include the Extended Term.

2. Duties. During the Term, the Chairman shall serve as the non-executive Chairman of the Board, and shall, in a manner consistent with applicable legal and corporate governance standards: (a) regularly attend and preside at Board meetings, (b) chair the annual meeting of the Company’s stockholders, (c) be eligible to serve on such committees of the Board as may be requested by the Nominating and Corporate Governance Committee of the Board, subject to requisite independence standards, and (d) to the extent requested by and in coordination with the Company’s Chief Executive Officer: (i) provide support with customer and industry relations and the Open Source Community; (ii) provide assistance and guidance on Company strategy; (iii) support strategic employee recruiting and retention; (iv) provide support on investor relations; and (v) recommend world-class Board candidates to the Nominating and Corporate Governance Committee of the Board for its evaluation.

3. Commitment. During and throughout the Term, Chairman will devote such reasonable time, attention, skill and efforts to the business and affairs of the Company as is necessary to discharge the duties and responsibilities assigned to the Chairman hereunder and shall serve the Company faithfully and to the best of his ability.

4. COMPENSATION AND BENEFITS.

4.1 Annual Cash Compensation. During the Term (before giving effect to any extension thereof pursuant to Section 1), Chairman shall be entitled to receive annual compensation at a rate of three hundred fifty thousand dollars ($350,000) per annum, which amount shall be in lieu of and not in addition to any cash directors’ fees and other compensation paid to other non-employee members of the Board. In the event that the Term is extended pursuant to Section 1, the Chairman’s annual compensation rate during the Extended Term shall be two hundred fifty thousand dollars ($250,000) per annum, which amount shall be in lieu of and not in addition to any cash directors’ fees and other compensation paid to other non-employee members of the Board. To the extent that the Chairman continues to serve as a member of the Board following the expiration of the Extended Term, the Chairman shall be entitled to receive the same cash and equity compensation provided to non-employee members of the Board under the plans and policies of the Company for Board compensation in effect at that time. Payments to the Chairman set forth in this Section 4.1 shall be made periodically in accordance with the Company’s customary pay practices for its employees.

4.2 Cash Bonus. Under the terms of the Transition Agreement, Chairman shall be entitled to receive a cash bonus with respect to the Company’s fiscal year ending on February 29, 2008. Except as set forth in the Transition Agreement, Chairman shall not participate in any of the Company’s annual incentive compensation program(s) for executive officers and/or other Company employees thereafter.

4.3 Equity Awards. So long as Chairman continues unbroken service as a member of the Board, his outstanding Equity Awards shall continue to vest and shall otherwise operate in accordance with their existing terms, as modified as described in the Transition Agreement.

4.4 Health Benefits. During the Term and for a period of three years following the date on which the Chairman’s service as a member of the Board ceases for any reason, the Company shall provide the Chairman and his covered dependents with health (medical and dental) coverage as follows: (a) for the period commencing on the Commencement Date and ending upon the expiration of the “maximum required period” within the meaning of Section 4980B(f)(2)(B) of the Code (including all extensions of COBRA coverage that may apply if the Chairman or any or his covered dependents is disabled or if a second COBRA qualifying event occurs) or such earlier date that the Chairman is no longer eligible for COBRA continuation coverage, such health coverage shall be provided through COBRA continuation coverage under the Company’s group health plans at no cost to the Chairman or his covered dependents, provided that the Chairman timely elects for such coverage (or his covered dependents so elect in the event of his death before making such election); and (b) thereafter, the Company will reimburse the Chairman (or his covered dependents, as the case may be) for the cost of third-party health insurance coverage obtained by the Chairman (or his covered dependents, as the case may be) up to a maximum of 200% of the then applicable COBRA premiums under the Company’s group health plan. Notwithstanding anything herein to the contrary, the Company’s obligation to provide the Chairman and his covered dependents with health coverage under this Section 4.3 shall terminate immediately upon the Chairman becoming covered under a group health plan from a subsequent employer or similar service recipient.

4.5 Business and Entertainment Expenses. During the Term, upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company shall pay or reimburse Chairman for all reasonable business-related expenses that Chairman incurs in performing his duties under this Agreement.

4.6 Administrative Support. During the Term, the Company will provide the Chairman with a monthly allowance for office space and related expenses in the amount of five thousand dollars ($5,000) per month. In addition, during the Term, at the Company’s expense, the Company shall provide the Chairman with a full-time administrative assistant. The administrative assistant shall be paid and provided benefits by the Company as a full-time employee.

5. TERMINATION OF NON-EXECUTIVE CHAIRMAN.

5.1 General. Subject to the provisions of this Section 5, nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate Chairman’s service with the Company in accordance with the Company’s governing documents and Delaware corporate law. Except as expressly set forth in Section 4.4, Section 5.2 and/or Section 6 hereof and in the Transition Agreement, upon cessation of the Chairman’s service as a member of the Board for any reason, the Company have no obligation to provide the Chairman any additional compensation or benefits other than (i) any annual cash compensation earned, but unpaid through the date of cessation, which amount shall be paid within 30 days following the date of cessation, (ii) reimbursement of any unreimbursed business expenses, which amount shall be paid pursuant to Section 4.5, and (iii) any unpaid expenses incurred by Chairman for administrative support in accordance with Section 4.6.

5.2 Termination Upon Death, Disability or Other Circumstances. Reference is hereby made to the provisions of the Transition Agreement relating to the treatment of the Equity Awards, including the provisions regarding continued vesting while serving as a member of the Board and accelerated vesting upon Change of Control (as defined in the Employment Agreement). In addition, notwithstanding anything herein, in the Transition Agreement, or the underlying equity award agreements to the contrary, if, at any time, Chairman’s service as a member of the Board ceases as a result of Chairman’s death, disability (which shall be defined for purposes of this Agreement as physical and/or mental illness or injury that in the professional judgment of a qualified physician acceptable to Chairman and the Company has rendered the Chairman incapable of performing his duties for the Company and such incapacity is reasonably expected to continue for a period of more than 6 months), or any other reason other than the removal of the Chairman with cause in accordance with the Company’s By-Laws, Chairman’s voluntary resignation from the Board, or Chairman’s notification to the Company and/or the Board of Chairman’s intent not to stand for re-election to the Board, then (a) effective as of immediately prior to the Chairman’s cessation from service as a member of the Board, the vesting of that portion of each of the Equity Awards that would have vested had he continued as a member of the Board through the remainder of his otherwise applicable current term as a Director or over the 12 months following the date the Chairman ceased to be a member of the Board, whichever period is longer, shall accelerate and be deemed vested and, to the extent applicable, exercisable, and (b) the Chairman shall be entitled to receive an immediate lump sum payment equal to the annual cash compensation he would have received pursuant to Section 4.1 above had he continued as a member of the Board for the remainder of his otherwise applicable current term as a Director. As a condition of receiving the additional vesting and cash payments set forth in this Section 5.2, except in the event of the provision of benefits under this Section 5.2 on account of Chairman’s death or disability, Chairman shall execute the form of release of claims substantially in the form set forth as Exhibit C to the Transition Agreement, with such changes as the Company may reasonably make to reflect applicable law and the nature of Chairman’s service with the Board at such time.

5.3 Post-Service Obligations. Chairman agrees that he will continue to comply with the provisions of any non-disclosure, confidential information or similar agreement to which he is a party according to the terms of such agreement, including Chairman’s confidentiality obligations under the Transition Agreement. Chairman also agrees that upon the expiration of the Term, Chairman will promptly deliver to the Company all documents and data of any nature containing or pertaining to the Company’s confidential and proprietary information and that Chairman will not retain any such documents or date or any reproduction thereof, except for those materials that will be necessary for him to discharge competently any continuing duties and responsibilities as a member of the Board, which materials shall be promptly returned at the time that Chairman is no longer a member of the Board.

5.4 Effect of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if the Company reasonably determines (a) that on the date the Chairman’s service as a member of the Board terminates or at such other time that the Company determines to be relevant, the Chairman is a “specified employee” (as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) of the Company and (b) that any payments to be provided to the Chairman pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months after date of the Chairman’s “separation from service” (as such term is defined under Section 409A of the Code) with the Company after the Commencement Date, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes, at which time the entire amount of the delayed payments shall be paid to the Chairman in a single lump sum. The provisions of this Section 5.3 shall only apply to the minimum extent required to avoid the Chairman’s incurrence of any Section 409A Taxes.

6. EXCISE TAX

6.1 Gross-up Payment. In the event that the Chairman shall become entitled to payments and/or benefits provided by this Agreement, the Transition Agreement or any other amounts in the nature of compensation (whether pursuant to the terms of this Agreement, the Transition Agreement, or any other plan, program, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Chairman at the time specified in Section 6.4 below an additional amount (the “Gross-up Payment”) such that the net amount retained by the Chairman, after deduction of any Excise Tax on the Company Payments and the Gross-up Payment and any U.S. federal, state, and local income or payroll tax upon the Gross-up Payment provided for by this Section 6.1, but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

6.2 Determination of Excise Tax Payments. For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants (the “Accountants”) such Total Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

6.3 Adjustment of Gross-Up Payments. For purposes of determining the amount of the Gross-up Payment, the Chairman shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Chairman’s residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Chairman shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Chairman if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Chairman, and interest payable to the Company shall not exceed the interest received or credited to the Chairman by such tax authority for the period it held such portion. The Chairman and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Chairman’s claim for refund or credit is denied.

In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service (or pursuant to Section 6.5 below) to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

6.4 Payment Date. The Gross-up Payment or portion thereof provided for in this Section 6 shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Chairman to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Chairman on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to Section 6.3 hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting the Chairman to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall be immediately repaid by the Chairman to the Company.

6.5 Chairman’s Right to Independent Review of Accountants’ Determination. The Company shall cause the Accountants to provide their determinations made under this Section 6 in writing, together with detailed supporting documentation, to the Chairman as soon as practicable after the date that they have been reviewed and approved by the Company. The Chairman shall have the right to engage an independent accountant and/or tax counsel of his own choosing to review the determination of the Accountants at Chairman’s expense. In the event that such review raises any questions or concerns about the calculations or determinations made by the Accountants, the parties shall work in good faith to resolve such issues.

6.6 IRS Controversy. In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Chairman shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Chairman, but the Chairman shall control any other issues. In the event the issues are interrelated, the Chairman and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Chairman shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Chairman shall permit the representative of the Company to accompany the Chairman, and the Chairman and the Chairman’s representative shall cooperate with the Company and its representative.

6.7 Accountant Charges. The Company shall be responsible for all charges of the Accountants.

6.8 Copies of Communications. The Company and the Chairman shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 6.

7. LIABILITY INSURANCE

7.1 Coverage. The Company shall cover Chairman under directors and officers liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent, if any, as the Company covers its other directors.

7.2 Indemnification. The Company shall during and after the Term indemnify and hold harmless Chairman to the extent set forth in that Indemnification Agreement entered into by and between the Company and Chairman in connection with the commencement of Chairman’s prior employment, as such agreement may be amended from time to time.

8. MISCELLANEOUS.

8.1 Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Red Hat, Inc.

1801 Varsity Drive

Raleigh, North Carolina 27606

ATTN: General Counsel and Board of Directors

To the Chairman:

To the most recent address of the Chairman set forth in the records of the Company.

All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery or courier, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed. Each party shall promptly notify the other of any change in its notification address, and until such notice is received, each party is entitled to rely on the address in this Agreement or the last revised address actually supplied by the other party.

8.2 Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any of the provisions contained in Section 5.3 of this Agreement are for any reason held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law.

8.3 Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of the Chairman upon the Chairman’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall mean any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. This Agreement shall not be assignable by the Chairman. This Agreement may be assigned by the Company to a successor. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

8.4 Arbitration of Disputes. In the event that the parties hereto have any dispute under this Agreement, the parties shall first attempt in good faith amicably to settle the matter by mutual negotiations or mediation. If such negotiations are unsuccessful, the parties agree that all disputes that may arise between them arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by binding arbitration to be held in Raleigh, North Carolina, or such other location agreed by the parties hereto, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrators shall apply North Carolina law to the merits of dispute or claim, without reference to rules of conflicts of law. The Chairman and the Company hereby expressly consent to the personal jurisdiction of the state and federal courts located in North Carolina for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants. The Company shall pay all costs and expenses of such arbitration (unless the Chairman requests that each party pay one-half of the costs and expenses of such arbitration or unless otherwise required by law). Unless otherwise required by law or pursuant to an award by the arbitrator, the Company and the Chairman shall each pay separately its counsel fees and expenses. Notwithstanding the foregoing, the arbitrator may, but need not, award the prevailing party in any dispute its or his legal fees and expenses.

8.5 Complete and Voluntary Agreement. This Agreement along with the Transition Agreement constitutes the entire understanding of the parties on the subjects covered. The Chairman expressly warrants that he has read and fully understands this Agreement; that he has had the opportunity to consult with legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; that he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that he is executing this Agreement voluntarily, free of any duress or coercion. The authorized representative of the Company expressly warrants that he has read and fully understands this Agreement; that he has had the opportunity to consult with legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; that he is not executing this Agreement on behalf of the Company and the Company has not authorized him to execute the Agreement on its behalf in reliance on any promises, representations or inducements other than those contained herein; and that in authorizing him to execute the Agreement on behalf of the Company, the Company was acting voluntarily, free of any duress or coercion.

8.6 No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by the parties hereto.

8.7 Survivorship. The respective rights and obligations of Company and the Chairman hereunder shall survive any cessation of the Chairman’s service as a member of the Board to the extent necessary to the intended preservation of such rights and obligations.

8.8 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of North Carolina without reference to rules relating to conflict of law.

8.9 Withholding. The Company shall be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes as may be required by law with respect to payments made to the Chairman hereunder.

8.10 Prior Employment Agreements. This Agreement and any documents referred to herein represent the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Chairman. The Chairman and the Company agree that this Agreement supersedes any prior agreement between the parties setting forth the terms and conditions of the Chairman’s employment with the Company, including the Employment Agreement, except as expressly set forth in this Agreement, notwithstanding the terms of such prior employment agreement or other agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Chairman has hereunto set his hand, as of the day and year first above written, to be effective as of the day and year first above written.

RED HAT, INC.

Dated: February 28, 2008		/s/ Michael R. Cunningham
Signature
Name: Michael Cunningham
	Title:	Executive Vice President and
General Counsel

Dated: February 5, 2008		/s/ Matthew J. Szulik
Matthew J. Szulik